Exhibit 3.2

STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC.

Articles Supplementary

125 Shares

12.0% Series A Redeemable Cumulative Preferred Stock

Strategic Wireless Infrastructure Fund II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 125 authorized but unissued shares of preferred stock of the Corporation, $0.01 par value per share (the “Preferred Shares”), as shares of 12.0% Series A Redeemable Cumulative Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

12.0% Series A Redeemable Cumulative Preferred Stock

(1)   DESIGNATION AND NUMBER. A series of Preferred Shares, designated as “12.0% Series A Redeemable Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be One Hundred and Twenty Five (125).

(2)   RANK. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of common stock, $0.01 par value per share (the “Common Shares”), of the Corporation and to all other equity securities issued by the Corporation from time to time (together with the Common Shares, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(3)   DIVIDENDS. Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Series A Preferred Stock at the rate of 12.0% per annum of the total of $1,000.00 plus all accumulated and unpaid dividends thereon, subject to Section 5(c) below. Such dividends shall accrue on outstanding shares of Series A Preferred Stock on a daily basis and be cumulative from the first date on which any share of Series A Preferred Stock is issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Original Issue Date”) or, if any shares of Series A Preferred Stock are issued after the first dividend period, dividends on such shares shall accrue and be cumulative from the day immediately following the most recent Dividend Payment Date (as defined below) to which dividends on outstanding shares of Series A Preferred Stock have been paid in full (provided that no dividends shall accrue or be payable with respect to any share of Series A Preferred Stock for a given dividend period if such share of Series A Preferred Stock was not outstanding on the Dividend Record Date for such period), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if not a business day, the next succeeding business day. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Subject to Section 5(c) below, dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(a)            No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Section 3(b), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(b)            Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(c)            Unless all accumulated dividends on all of the outstanding shares of Series A Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in Junior Securities) shall be paid or declared and set apart for payment, nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except by conversion into or exchange for other Junior Securities and except for transfers, redemptions or purchases made pursuant to the provisions of Article VI of the Charter).

(d)           When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(e)           Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of the dividends on the Series A Preferred Stock as described above.

(f)            Any dividend on the Series A Preferred Stock may be paid via check or electronic payment.

(4)   LIQUIDATION PREFERENCE.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference per share of Series A Preferred Stock equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00, (ii) all accrued and unpaid dividends thereon through and including the date of payment and (iii) if the Redemption Premium (as defined below) would then be payable upon the redemption of shares of Series A Preferred Stock in accordance with Section 5(a) below, the per share Redemption Premium. In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on Common Shares. In the event that the Redemption Premium would be payable on the date that the Liquidation Preference was set apart for payment but no Redemption Premium would be payable on the payment date, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b)            In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)           After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)            Upon the Corporation’s provision of written notice as to the effective date and, if applicable, effective time of any such liquidation, dissolution or winding up of the Corporation, in writing or by electronic transmission, accompanied or preceded by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of shares of Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic transmission, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation or at any address or number of the holder at which the holder receives electronic transmissions. No failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the cancellation of any share of Series A Preferred Stock in connection with the liquidation, dissolution or winding up of the Corporation as described above except as to the holder to whom notice was defective or not given, and then only if and to the extent that such holder does not receive the Liquidation Preference therefor.

(e)            The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5)   REDEMPTION.

(a)            Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price per share of Series A Preferred Stock (the “Redemption Price”) equal to $1,000.00 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium of $50 per share (the “Redemption Premium”) if the date fixed for redemption of shares of Series A Preferred Stock (the “Redemption Date”) is on or before December 31, 2023. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b)            Limitations on Redemption. Unless all accumulated dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities of the Corporation (except by exchange for Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares transferred to a Charitable Beneficiary (as defined in the Charter) pursuant to Article VI of the Charter or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)           Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the Redemption Date. If the Redemption Date for any shares of Series A Preferred Stock called for redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record as of the effective time of such redemption of the shares of Series A Preferred Stock so called for redemption shall be entitled to receive only the accrued and unpaid dividends to and including the Redemption Date and, provided that the full amount of the Redemption Price (including all accrued and unpaid dividends thereon to and including the Redemption Date and any applicable Redemption Premium) has been paid or set apart pursuant to Section 5(d)(iii) below, holders of record of such shares of Series A Preferred Stock so called for redemption as of the Dividend Record Date for such a dividend shall not be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(d)            Procedures for Redemption.

(i)            Upon the Corporation’s provision of notice as to the effective date and, if applicable, effective time of the redemption, in writing or by electronic transmission, accompanied or preceded by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of shares of Series A Preferred Stock to be redeemed is entitled, or the setting apart of such amount pursuant to Section 5(d)(iii) below, shares of the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic transmission, to each record holder of shares of Series A Preferred Stock to be redeemed at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation or at any address or number of the holder at which the holder receives electronic transmissions. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given, and then only if and to the extent that such holder does not receive the Redemption Price therefor.

(ii)            In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date and, if the effective time for such redemption is to be other than the close of business on such Redemption Date, the effective time of such redemption; (B) the Redemption Price; (C) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (D) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice delivered to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)            If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date and, if applicable, the redemption time specified in the notice of redemption, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price therefor. If the Corporation shall so require and the notice of redemption shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates representing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)            The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A)            the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)            any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)            Application of Article VI. The shares of Series A Preferred Stock are subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Charitable Beneficiary.

(f)            Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

(6)   VOTING RIGHTS. Except as provided in this Section, the holders of Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock as to distributions or payments upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, (b) any reclassification of the Series A Preferred Stock or (c) any amendment to the Charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Corporation or otherwise (an “Event”), which amendment materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Stock or which increases the number of authorized shares of Series A Preferred Stock to a number greater than 125; provided, however, with respect to the occurrence of any Event, so long as either (x) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive equity securities of the successor or survivor of such Event with substantially identical rights as the Series A Preferred Stock, taking into account that, after the occurrence of an Event, the Corporation may not be the surviving entity or the surviving entity may not be a corporation, or (y) the holders of outstanding shares of Series A Preferred Stock are entitled to receive, in connection with the consummation of such Event, an amount, in cash, per share of Series A Preferred Stock equal to the sum of the following: (i) $1,000.00, (ii) all accrued and unpaid dividends thereon through and including the date of such Event and (iii) if the Redemption Premium would then be payable upon the redemption of any Series A Preferred Stock in accordance with Section 5(a) above, the per share Redemption Premium, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock and in such case the holders of shares of Series A Preferred Stock shall not have any voting rights with respect to the occurrence of such Event unless the number of authorized shares of Series A Preferred Stock is increased to a number greater than 125.

(7)   CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(8)   ELECTRONIC PAYMENTS. Permissible forms of electronic payment of any dividend on, or the Liquidation Preference or Redemption Price for, any share of Series A Preferred Stock shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers to any account previously designated by the holder of such share of Series A Preferred Stock for receipt of such payments. Any dividend on, or Liquidation Preference or Redemption Price for, any share of Series A Preferred Stock shall be deemed paid in full by electronic payment if the full amount of such payment is initiated by or on behalf of the Corporation, notwithstanding the deduction of any fees, charges, set-offs or other amounts by the financial institution maintaining the account to which such payment is delivered.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer, Treasurer and Secretary on December 1, 2021.

ATTEST:		STRATEGIC WIRELESS INFRASTRUCTURE FUND II, INC.

By:	/s/ Scott Corkery	By:	/s/ Jim Condon
	Scott Corkery		Jim Condon
	Chief Financial Officer, Treasurer and Secretary		President